Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
ir@inlandrealestate.com	cunningham@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES TAX ALLOCATION OF 2010 CASH DISTRIBUTIONS

OAK BROOK, Ill. (January 18, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced the tax allocation of the cash distributions paid during 2010 on its common shares.

Each stockholder of record receiving cash distributions in 2010 will receive a Form 1099-DIV summarizing the allocation of his or her cash distributions. Thus, the tax allocation provided in this press release is provided for informational purposes only.  Stockholders are advised to consult with their tax advisors about the specific tax treatment of cash distributions paid by Inland Real Estate Corporation in 2010.

Inland Real Estate Corporation currently pays a cash distribution of $0.0475 per share to stockholders on a monthly basis. The January distribution declared on December 17, 2010, with a record date of December 31, 2010 and payment date of January 18, 2011, is reportable for tax purposes in 2011 and is not reflected in the 2010 tax allocation. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Real Estate Corporation.

Common Shares (NYSE: IRC)

CUSIP: 457461200

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Qualified Dividends (1)	Total Capital Gain	Nondividend Distributions
12/31/09	01/19/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
02/01/10	02/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
03/01/10	03/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
03/31/10	04/19/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
04/30/10	05/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
06/01/10	06/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
06/30/10	07/19/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
08/02/10	08/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
08/31/10	09/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
09/30/10	10/18/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
11/01/10	11/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
11/30/10	12/17/10	$0.047500	$0.032609	$0.000694	$0	$0.014891
TOTAL		$0.570000	$0.391308	0.008328	$0	$0.178692

(1)

Represents additional characterization of amounts included in “Ordinary Dividends.”

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 144 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.